Press Release

Inova acquires Desert Communications

Santa Monica, CA, August 1, 2007 - Inova has signed a definitive agreement to acquire Texas based Desert Communications for $5.5 million. Inova and Desert have been developing three RFID pilots together for schools, libraries and prisons.

For the year ending December 2006, Desert generated revenue of $13 million and ebitda of $1.8 million. Inova will pay $3 million cash on closing and a $2.5 million note payable over three years. The transaction is expected to close during the month of August, 2007. The sellers of Desert will not be receiving Inova stock as part of the transaction.

Desert provides IT services to a customer base that primarily consists of Texas based school districts, local government entities and corporations. IT services offered by Desert include IT network and communications services, network design, implementation and maintenance. During 2007, Desert has been approached by certain customers to provide RFID solutions and Inova and Desert have been working together to provide these solutions.

CEO of Inova Technology, Mr Adam Radly said “We’re extremely pleased to be acquiring Desert Communications. Desert has a very established customer base that provides a lot of repeat business and a talented and stable base of employees. Off course, we’re also excited about the RFID pilots. If successful, these RFID solutions can be rolled out across the country.”

Inova is also assessing additional acquisition opportunities and is targeting businesses that offer RFID solutions or can assist Inova to enhance its current suite of RFID solutions or can accelerate the roll out of Inova RFID solutions.

About Inova Technology

Inova Technology (www.InovaTechnology.com) has two business units: one develops RFID products and the other provides IT services and data storage solutions.

RightTag (www.righttag.com) is the RFID subsidiary of Inova. RightTag's current RFID product line includes handheld scanners, desktop scanners, PC boards, printers, and tags. RightTag products cater to a wide variety of customers such as the Government, retailers, transportation companies, manufacturers, and distributors. RightTag has more than 200 customers worldwide. RightTag has several RFID patents pending.

About Desert Communications

Desert provides IT services to a customer base that primarily consists of Texas based school districts, local government entities and corporations. Desert provides IT network and communications services that include network design, implementation and maintenance. During 2007, Desert was approached by certain customers to provide RFID solutions and Inova and Desert have been working together to develop these solutions.

Press contact: Adam Radly, ir@inovatechnology.com, Phone 800 757 9808